CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Outcast, Inc. for the year ended December 31, 2007 of our reports dated September 11, 2008 relating to the financial statements and financial statement schedules for the two years ended December 31, 2007 listed in the accompanying index.

Traci J. Anderson, CPA
Huntersville, NC
February 3, 2008